UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2010

DTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50335	77-0467655
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5220 Las Virgenes Road
Calabasas, CA	91302
(Address of principal executive offices)	(Zip Code)

(818) 436-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 28, 2010, we entered into an amendment to employment agreement (the “Amendment”) with Brian D. Towne in connection with the continued employment of Mr. Towne as our Executive Vice President and Chief Operating Officer. The Amendment amends the terms of his April 2009 employment agreement with us, executed May 8, 2009, effective as of April 14, 2009.

The material changes to the terms of Mr. Towne’s employment are with respect to his title and base salary, which was increased to $325,000 per year. Mr. Towne’s benefits remain the same, and include benefits that are generally available to other executives or our employees.

Mr. Towne, currently age 45, has served as our Executive Vice President and General Manager since February 2009. Prior to that, he served as our Senior Vice President and General Manager Consumer Division since August 2006 and, prior to that, as our Senior Vice President Consumer/Pro Audio since August 2003. From April 2002 to August 2003, he served as Director of Product Management at Kenwood USA Corporation, a manufacturer of mobile electronics, home entertainment, and communications equipment, where he led all home and mobile entertainment product planning and development for the North American market. From August 1995 to April 2002, Mr. Towne held various product planning, development and marketing positions at Kenwood USA. Prior to Kenwood USA, he held various research and development and marketing positions at Pioneer Electronics (USA) Inc., the sales and marketing arm of Pioneer Corporation, a manufacturer of consumer and commercial electronics. Fluent in Japanese, Mr. Towne spent part of his tenure at Pioneer living and working in Japan. He also previously served as an Electronics Specialist in the United States Marine Corps. Mr. Towne holds a B.S. in Engineering Technology, with honors, from California Polytechnic University, Pomona.

There is no arrangement or understanding between Mr. Towne and any other person pursuant to which Mr. Towne was selected as an officer of the company. Mr. Town does not have any direct or indirect material interest in any existing or proposed transaction to which the company is or may become a party.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DTS, INC.

Date: June 30, 2010
/s/ Melvin Flanigan
Melvin Flanigan
Executive Vice President,
Finance and Chief
Financial Officer
(principal financial and
accounting officer)